Exhibit No. 10.1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, made and entered into this 28th day of May, 2007, among Harbin SenRun Forestry Development Co., Ltd., a corporation organized under the laws of the P.R. China (“Harbin SenRun”), Everwin Development Ltd, a corporation organized under the laws of British Virgin Islands (“Everwin”), Jin Yuan Global Limited, a corporation organized under the laws of the Hong Kong SAR of the P.R. of China (“Hong Kong Jin Yuan”), the Jin Yuan Global Limited Trust, a Hong Kong trust created pursuant to a Trust and Indemnity Agreement dated March 10, 2007 (the “Jin Yuan Global Limited Trust”) (Everwin, Hong Kong Jin Yuan and the Jin Yuan Global Limited Trust being hereinafter referred to as the “SenRun Shareholders”), and Harold H. Martin, an attorney licensed to practice law in the State of North Carolina (the “Escrow Agent”).

RECITALS:

A.                      Harbin SenRun, the SenRun Shareholders, Patriot Investment Corporation, a Nevada corporation (the “Company”), and Bradley Shepherd, the President and majority shareholder of the Company (“Shepherd”) have or will enter into a Share Exchange Agreement (the “Share Exchange Agreement”), pursuant to which the Everwin will transfer all of its 100% share capital in Hong Kong Jin Yuan, which beneficially owns100% of the share capital of Harbin SenRun, to the Company in exchange for 3,000,000 shares of the Company’s common stock, and Hong Kong Jin Yuan and Harbin SenRun shall become wholly owned subsidiaries of the Company.

B.                      In addition, Harbin SenRun, the SenRun Shareholders, the Company, Shepherd and Todd Gee, a director and shareholder of the Company (“Gee”) (Shepherd and Gee being hereinafter referred to as the “Sellers”) have or will enter into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which the Everwin will purchase 44,630,000 shares of common stock (the “Shares”) of the Company from the Sellers for $575,000 (the “Purchase Price”).

C.                      Inasmuch as Everwin now owns 100% of the issued share capital of Hong Kong Jin Yuan, Everwin will be a signatory to the definitive agreements, and will act as the agent for the SenRun Shareholders with respect to this Agreement and any required communications to or from Escrow Agent

D.                      The Purchase Price is payable by the SenRun Shareholders to the Sellers pursuant to the Stock Purchase Agreement upon the satisfaction or waiver of the conditions of closing which are or will be set forth in the Stock Purchase Agreement.

E.                      The Stock Purchase Agreement will provide, among other things, that at Closing the Escrow Agent shall wire transfer the sum of $550,000.000 (the “Escrow Funds”) to Shepherd as representative of the Sellers, and the SenRun Shareholders shall instruct Mark N. Schneider, counsel to the Sellers, to release an additional amount of $25,000.000 that he now holds in escrow as a deposit pursuant to a separate escrow agreement.

F.                      The obligations of the parties to the Stock Purchase Agreement to close and complete the transactions contemplated thereby are subject to the satisfaction or waiver of the conditions of closing which are or will be set forth in the Stock Purchase Agreement.

G.                      The Escrow Agent is willing to use his attorney trust account at Wachovia Bank, N.A. to hold the Escrow Funds until such time as they are either delivered to the Sellers or returned to the SenRun Shareholders, at the sole direction of Everwin, pursuant to the terms of this Agreement and the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, it is agreed as follows:

1.  Recitals. All of the above recitals are true and correct.

2.  Establishment of Escrow Account. The parties hereto shall establish, and by execution of this Agreement hereby agree to establish, an escrow with the Escrow Agent, which escrow shall hold the Escrow Funds which shall be deposited in the Escrow Agent’s Attorney Trust Account at Wachovia Bank, N.A., Cornelius, North Carolina, Account No. 2000017313982, with an ABA Routing No. of 053000219.

3.  Escrow Period. The Escrow Agent agrees to receive and hold the Escrow Funds in accordance with the terms of this Agreement. The “Escrow Period” shall begin on the date hereof and shall terminate on the date of the last of the following events to occur: (i) the Closing of the transactions contemplated by the Stock Purchase Agreement; (ii) the failure of the Sellers to satisfy the conditions of Closing attributable to them or the waiver of such conditions by the SenRun Shareholders. If no Closing occurs by June 7, 2007, then the Escrow Funds shall be returned by an instruction from Everwin. Everwin has been authorized by Harbin SenRun and the SenRun Shareholders as the sole person to give instructions to the Escrow Agent to return the Escrow Funds.

4.  Conditions to a Release of Escrow Funds. The obligation of the Escrow Agent to release the Escrow Funds from escrow to the Sellers is subject to the delivery by Everwin of a signed certificate advising the Escrow Agent that the conditions to closing of the Stock Purchase Agreement have been satisfied and instructing the Escrow Agent to disburse the Escrow Funds to Sellers in payment for the Shares. Everwin has been authorized by Harbin SenRun and the SenRun Shareholders as the sole person to give instructions to the Escrow Agent to disburse the Escrow Funds to Sellers in payment for the Shares.

5.  Disbursements from the Escrow Account. Upon the disbursement of the Escrow Funds in accordance with Section 4 above, the Escrow Agent will have no further responsibility with respect to the Escrow Funds so disbursed and no further responsibility under this Agreement.

6.  Rights, Duties and Responsibilities of Escrow Agent. It is understood and agreed that the duties of the Escrow Agent are purely ministerial in nature. It is further agreed that:

a.	The Escrow Agent shall not be responsible for the performance by the parties of their obligations under this Agreement.

b.
The Escrow Agent shall have the right to act in reliance upon any certificate, document, instrument or signature believed by it in good faith to be genuine and to assume that any person purporting to give any notice or instructions in accordance with this Agreement or in connection with any transaction to which this Agreement relates has been duly authorized to do so. The Escrow Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any person purporting to give any such notice or instructions. The Escrow Agent is authorized, in its sole discretion, to disregard any and all notices or instructions given by any of the Company or by any other person, firm or corporation, except only such notices or instructions as are herein provided for and orders or process of any court.

c.
In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions with respect to the Escrow Funds which, in its sole opinion, are in conflict with either other instructions received by it or any provision of this Agreement, it shall be entitled to hold the Escrow Funds, or a portion thereof, in the Escrow Account pending the resolution of such uncertainty to the Escrow Agent’s sole satisfaction; by entry of an order, judgment or decree by a court or courts of competent jurisdiction or otherwise; or the Escrow Agent, at its option, may deposit the Escrow Funds in the registry of a court of competent jurisdiction in a proceeding to which all parties in interest are joined. Upon so depositing such funds and filing its complaint and interpleader, the Escrow Agent shall be completely discharged and released from further liability.

d.
The Escrow Agent shall not be liable for any action taken or omitted hereunder except in the case of its bad faith, gross negligence or willful misconduct. The Escrow Agent shall be entitled to consult with counsel of its own choosing and shall not be liable for any action taken, suffered or omitted by it in reasonable reliance upon the advice of such counsel. Any reasonable expenses incurred by Escrow Agent in connection with such consultation shall be reimbursed by the SenRun Shareholders.

e.
The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow Funds or any part thereof or to file any financing statement under the Uniform Commercial Code with respect to the Escrow Funds or any part thereof.

f.
This Agreement sets forth exclusively all of the duties of the Escrow Agent with respect to any and all matters related hereto and no implied duties or obligations shall be added to this Agreement against the Escrow Agent, apart from those explicitly set forth herein.

7.  No Interests Created in Fund. The Escrow Agent shall not issue any certificate of deposit, stock certificates or any other instrument or document representing any interest in the Escrow Funds, except that it may send a written notice to the SenRun Shareholders acknowledging receipt or disbursement of the deposited funds.

8.  Amendment; Resignation. This Agreement may be altered or amended only with the written consent of Harbin SenRun, the SenRun Shareholders and the Escrow Agent, in which event notice of any such amendment shall be provided to the Company and the Sellers at the addresses set forth in the Stock Purchase Agreement within one business day following the execution of such amendment. The Escrow Agent may resign as Escrow Agent at any time upon ten (10) days’ prior written notice to the parties.  In the case of the Escrow Agent’s resignation, its only duty shall be to hold and dispose of the Escrow Funds in accordance with the original provisions of this Agreement until a successor Escrow Agent shall be appointed and written notice of the name and address of such successor Escrow Agent shall be given to the Escrow Agent by Harbin SenRun and the SenRun Shareholders, whereupon the Escrow Agent’s only duty shall be to pay over to the successor Escrow Agent the Escrow Funds.

9.  Fees and Expenses. The Escrow Agent shall, in addition to the indemnification provided for in Section 10 below, be entitled to be reimbursed by the SenRun Shareholders for any reasonable expenses for performing its obligations in connection with this Agreement.

10.  Indemnification.  Harbin SenRun and the SenRun Shareholders, jointly and severally, agree to indemnify the Escrow Agent and its officers, agents, directors, partners and employees (herein, jointly and severally the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable attorneys’ fees, which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought by any party against the Indemnitees, arising out of or relating in any way to this Agreement or any transaction contemplated by this Agreement, or in the performance of its duties hereunder including, but not limited to any interpleader action brought pursuant to Section 6(c).

11.  Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina and the proper venue and jurisdiction for any action or claim with respect to this Agreement or any document delivered pursuant hereto shall be in the Superior Court in Mecklenburg County, North Carolina. The parties agree that service of process in any such action or claim shall be deemed valid if made by registered mail, return receipt requested, sent to the address set forth in Section 13 hereof.  Nothing in this Agreement is intended to or shall confer upon anyone other than the parties hereto any legal or equitable right, remedy or claim.

12.  Assignability. This Agreement shall not be assignable without the written consent of all of the parties hereto. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the successors and permitted assigns of the parties.

13.  Notices. All notices required or permitted to be given in connection with this Agreement  shall be sent by registered or certified mail, return receipt required, and addressed as follows:

If to Harbin SenRun:	Room 2302, 23/F, 99 Hennessy Road
Wanchai, Hong Kong SAR of the PRC

If to SenRun Shareholders:	Room 2302, 23/F, 99 Hennessy Road
Wanchai, Hong Kong SAR of the PRC

If to Everwin:	3rd Floor, Goldlion Digital Network Center
138 Tiyu Road East, Tianhe
Guangzhou, PRC

If to the Escrow Agent:	Harold H. Martin, Esq.
17115 Kenton Drive, Suite 202A
Cornelius, NC 29031

14. Severability. If any provision of the Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of the Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

15. Execution in Several Counterparts. This Agreement may be executed in several counterparts or by separate instruments, and all of such counterparts and instruments shall constitute one agreement, binding on all of the parties hereto. In addition, facsimile or electronic signatures shall have the same legally binding effect as original signatures.

16. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection herewith.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

HARBIN SENRUN FOREST DEVELOPMENT CO., LTD.

By:	/s/ Han, Degong
Name:	Mr. Han, Degong
Title:	Chairman

EVERWIN DEVELOPMENT LTD

By:	/s/ Man Ha
Name:	Man Ha
Title:	Director

JIN YUAN GLOBAL LIMITED

By:	/s/ Man Ha
Name:	Man Ha
Title:	Director

JIN YUAN GLOBAL LIMITED TRUST

By:	/s/ Han, Degong
Name:	Mr. Han, Degong
Title:	Trustee

ESCROW AGENT

HAROLD H. MARTIN, ESQ.

/s/ Harold H. Martin
(In His Individual Capacity)